UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 30, 2010

Winnebago Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-06403	42-0802678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code   641-585-3535

______________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2010, Winnebago Industries, Inc. (the Company) entered into an agreement of purchase and sale (sale agreement) to sell its Charles City Manufacturing Facility (CCMF) to CGS Tires US, Inc. (CGS) for $3.9 million. The Company idled CCMF in August 2008, moved these assembly operations to its Forest City campus, and recorded an impairment of the assets of $4.7 million at that time. The Company estimates it will record a small gain on the sale when the transaction closes on or before November 1, 2010.

The transaction is subject to certain closing conditions, including (i) approval of state, county, governmental or quasi-governmental incentives, and (ii) a due diligence inspection of CCMF, including an acceptable Phase I Environmental Report. In the event that CGS is not satisfied with the results of its inspection of CCMF for any reason whatsoever, or the required incentives are not approved, CGS may terminate this agreement via written notice by October 25, 2010. In addition, CGS's obligation to purchase CCMF is contingent on CGS obtaining a written commitment for a loan in the amount of at least $2.73 million on terms reasonable satisfactory to CGS by September 29, 2010.
The Company will file the sale agreement as an exhibit to its Annual Report on Form 10-K for the year ended August 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINNEBAGO INDUSTRIES, INC.
(Registrant)

Date:	August 31, 2010	By:	/s/ Robert J. Olson
Robert J. Olson
Chairman of the Board, Chief Executive Officer and President